As filed with the Securities and Exchange Commission on December 27, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AirMedia Group Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	7311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17/F, Sky Plaza,

No. 46 Dongzhimenwai Street

Dongcheng District

100027, Beijing

People’s Republic of China

Tel: (86-10) 8438-6868

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AIRMEDIA GROUP INC.

2007 SHARE INCENTIVE PLAN

(Full Title of the Plans)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 664-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Conor Chiahung Yang Chief Financial Officer 17/F, Sky Plaza, No. 46 Dongzhimenwai Street Dongcheng District 100027, Beijing People’s Republic of China Tel: (86-10) 8438-6868	Z. Julie Gao, Esq. Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place Central Hong Kong (852) 2522-7886

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, par value US$0.001 per share	8,065,000	$2.00	$16,130,000	$495
Ordinary Shares, par value US$0.001 per share	3,935,000	10.03	39,468,050	1212
Total Registration Fee	N/A	N/A	N/A	$1707

(1)	Represents ordinary shares issuable pursuant to awards (including the exercise of any options granted) under the AirMedia Group Inc. 2007 Share Incentive Plan (the “Plan”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement will also cover any additional ordinary shares which become issuable under the Plan by reason of any share dividend, share split, recapitalization or similar transaction.
(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on the average of the high and low sales price ($10.03) of the ordinary shares, as reported on the NASDAQ Global Market on December 20, 2007, for the remaining 3,935,000 ordinary shares issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

AirMedia Group Inc. (the “Company”) is not filing or including in this Form S-8 the information called for in Part I of the Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows the Company to incorporate by reference the information the Company files with it, which means that the Company can disclose important information by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that the Company files later with the Commission will automatically update and supersede this information. The Company incorporates by reference the following documents it has filed, or may file, with the Commission:

(a)	The Company’s prospectus filed with the Commission pursuant to Rule 424(b)(4) under the Securities Act, on November 7, 2007 (File No. 333-146825) (the “Prospectus”); and

(b)	Our Description of Share Capital and Description of American Depositary Shares contained in our Prospectus, and all amendments and reports subsequently filed for the purpose of updating that description.

In addition, this registration statement will incorporate by reference all documents the Company files under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this registration statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates the Company files them. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Pursuant to the form of indemnification agreement filed as Exhibit 10.2 to the Company’s registration statement on Form F-1 (No. 333-146825) declared effective on November 6, 2007 (the “F-1 Registration Statement”), we may agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exh. 5.1	Opinion of Maples and Calder

Exh. 10.1	AirMedia Group Inc.’s 2007 Share Incentive Plan	Note (1)

Exh. 23.1	Consent of Maples and Calder (included in Exhibit 5.1)

Exh. 23.2	Consent of Deloitte Touche Tohmatsu CPA Ltd.

Exh. 24.1	Power of Attorney (included on signature page hereto)

(1)	Incorporated by reference in the F-1 Registration Statement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on December 27, 2007.

AIRMEDIA GROUP INC.

By:	/s/ Herman Man Guo
Name:	Herman Man Guo
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Mr. Herman Man Guo, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and as of December 27, 2007.

Signature	Title
/s/ Herman Man Guo Herman Man Guo	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Conor Chiahung Yang Conor Chiahung Yang	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Qing Xu Qing Xu	Director

/s/ Xiaoya Zhang Xiaoya Zhang	Director

/s/ Xiaojun Shang Xiaojun Shang	Director

/s/ Zhenyu Wang Zhenyu Wang	Director

/s/ Shichong Shan Shichong Shan	Independent Director

/s/ Donglin Xia Donglin Xia	Independent Director

Signature		Title
/s/ Donald J. Puglisi		Authorized U.S. Representative
Name:	Donald J. Puglisi
Title:	Managing Director, Puglisi & Associates